UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM SD

Specialized Disclosure Report

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	000-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, WA	98134
(Address of principal executive offices)	(zip code)

BRADLEY E. LERMAN

(executive vice president, chief legal officer)

(206) 447-1575

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2024, to December 31, 2024.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended 2024.

SECTION 1 - CONFLICT MINERALS DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

Starbucks Corporation has filed a Conflict Minerals Report for the reporting period from January 1, 2024, through December 31, 2024, herewith as Exhibit 1.01, which is also publicly available on the Starbucks Corporation investor relations website at https://investor.starbucks.com/ir-home/default.aspx.

Item 1.02 Exhibit

The Starbucks Corporation 2024 Conflict Minerals Report described in Item 1.01 is filed as Exhibit 1.01 to this Form SD.

SECTION 3 - EXHIBITS

Item 3.01 Exhibits

Exhibit 1.01 -	Conflict Minerals Report for the period from January 1, 2024, through December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

STARBUCKS CORPORATION

By:	/s/ Bradley E. Lerman	Date: May 28, 2025
Bradley E. Lerman
executive vice president, chief legal officer

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